Exhibit 21.1

Subsidiaries of the Registrant

1.	Marco Community Bank

1770 San Marco Road

Marco Island, Florida 34145

FEI # 11-3680185

Ownership = 100%

2.	Commercial Lending Capital Corp.

1122 N. Collier Blvd.

Marco Island, Florida 34145

FEI # 75-3172095

Ownership = 100%